Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K/A of our report dated September 30, 2021, relating to the financial statements of Lighthouse Imaging LLC as of December 31, 2020 and 2019 and for the years then ended.

/s/ Stowe & Degon LLC

December 20, 2021

Westborough, Massachusetts